Exhibit 99.1

Mesa Offshore Trust Announces Abandonment of Brazos A-39 and Termination of Trust

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS
RELEASE

For Immediate Release

Austin, Texas January 12, 2010 - Mesa Offshore Trust (OTC BB symbol: MOSH.OB) announced that by letter dated January 11, 2010, Pioneer Natural Resources informed the Trust that Pioneer proposed to its co-working interest owner in the Brazos A-39 No. 5 well, Woodside Energy USA, Inc., that the well, platform and related facilities should be abandoned pursuant to an operating agreement governing the property.  Woodside agreed to this by election dated January 8, 2010.  As a result, the Brazos A-39 lease will lapse and revert to the U.S. government, and all of the interests in the lease held by each of Pioneer, Woodside and the Mesa Offshore Royalty Partnership (the “Partnership”) will be extinguished.

The Brazos A-39 lot, including Pioneer’s working interest, previously drew no bids in an auction provided for under a settlement agreement executed May 18, 2009 with the Trust relating to the lawsuit by MOSH Holding, L.P. and other plaintiffs.  Production from the Brazos A-39 No. 5 well was relied upon to maintain the Brazos A-39 lease, but the well was shut in by a pipeline purchaser on September 2, 2009 because the production does not meet pipeline specifications.

Based on these events, Pioneer has informed the Trust that it is moving forward with the final accounting relating to the termination, liquidation and wind-up of the Partnership in accordance with the settlement agreement and the Partnership’s First Amended and Restated Articles of General Partnership.  Pioneer expects to complete that process by the end of the first quarter 2010.

Based on the sale or abandonment by the Partnership of all of the overriding royalty and other interests conveyed to the Partnership pursuant to the Conveyance, the Trust will terminate at such effective time in accordance with Section 9.02 of the Trust’s Royalty Trust Indenture (the “Trust Indenture”) and with the settlement agreement.  The Trustee will continue to act as Trustee and exercise its powers for the purpose of liquidating and winding up the affairs of the Trust at its termination until its duties have been fully performed and the Trust estate is finally distributed.  In accordance with the Trust Indenture, the Trustee will as promptly as possible distribute the proceeds of any such sales and any other cash in the Trust estate (including settlement proceeds), after paying, satisfying and discharging all of the liabilities of the Trust, or, when necessary, setting up reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701